As filed with the Securities and Exchange Commission on December 4, 2015

Registration No. 333-204022

Registration No. 333-184189

Registration No. 333-168457

Registration No. 333-164297

Registration No. 333-138064

Registration No. 333-138063

Registration No. 333-123684

Registration No. 333-101148

Registration No. 333-101147

Registration No. 333-101145

Registration No. 333-86886

Registration No. 333-37502

Registration No. 333-45191

Registration No. 33-90258

Registration No. 33-82696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLANAR SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Oregon	93-0835396
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1195 NW Compton Drive

Beaverton, Oregon 97006

(Address of principal executive offices, including zip code)

Planar Systems, Inc. 2015 Incentive Plan

Planar Systems, Inc. 2015 Employee Stock Purchase Plan

Planar Systems, Inc. 2009 Incentive Plan

Planar Systems, Inc. 2004 Employee Stock Purchase Plan

Planar Systems, Inc. 2007 New Hire Incentive Plan

Clarity Visual Systems, Inc. 1995 Stock Incentive Plan

(as assumed by Planar Systems, Inc.)

Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan

(as assumed by Planar Systems, Inc.)

Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors

Planar Systems, Inc. 1994 Employee Stock Purchase Plan

Planar Systems, Inc. 1996 Stock Incentive Plan

Nonqualified Stock Option Agreement between Planar Systems, Inc. and BalaKrishnan Krishnamurthy dated September 27, 1999

Planar Systems, Inc. Nonqualified Stock Option Agreement dated May 13, 1999

DOME imaging systems, inc. 1991 Stock Plan

(as assumed by Planar Systems, Inc.)

DOME imaging systems, inc. 2001 Stock Plan

(as assumed by Planar Systems, Inc.)

Planar Systems, Inc. 1999 Nonqualified Stock Option Plan

Planar Systems, Inc. 1993 Stock Incentive Plan

(Full titles of the Plans)

Gerald K. Perkel

President, Chief Executive Officer

Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, Oregon 97006

Telephone: (503) 748-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Danielle Benderly

Perkins Coie LLP

1120 NW Couch St., 10th Floor

Portland, Oregon 97209-4128 (503) 727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements (collectively, the “Registration Statements”) of Planar Systems, Inc., an Oregon corporation (“Planar”), filed by Planar Systems on Form S-8 filed with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement No. 333-204022, registering 2,521,502 shares of Planar common stock, no par value per share (“Common Stock”), under the Planar Systems, Inc. 2015 Incentive Plan and 600,000 shares of Common Stock under the Planar Systems, Inc. 2015 Employee Stock Purchase Plan.

2.	Registration Statement No. 333-184189, registering 1,700,000 shares of Common Stock under the Planar Systems, Inc. 2009 Incentive Plan (the “2009 Plan”);

3.	Registration Statement No. 333-168457, registering 1,000,000 shares of Common Stock under the Planar Systems, Inc. 2004 Employee Stock Purchase Plan (the “2004 ESPP”);

4.	Registration Statement No. 333-164297, registering 1,300,000 shares of Common Stock under the 2009 Plan and 16,000 shares under the Planar Systems, Inc. 2007 New Hire Incentive Plan.

5.	Registration Statement No. 333-138064, registering 282,127 shares of Common Stock for options not yet granted under the Clarity Visual Systems, Inc. 1995 Stock Incentive Plan and the Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan and 919,949 shares of Common Stock under the Clarity Visual Systems, Inc. 1995 Stock Incentive Plan and 27,984 shares of Common Stock under the Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan;

6.	Registration Statement No. 333-138063, registering 500,000 shares of Common Stock under the Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors;

7.	Registration Statement No. 333-123684, registering 400,000 shares of Common Stock under the 2004 ESPP;

8.	Registration Statement No. 333-101148, registering 150,000 shares of Common Stock under the Planar Systems, Inc. 1994 Employee Stock Purchase Plan (the “1994 ESPP”);

9.	Registration Statement No. 333-101147, registering 900,000 shares of Common Stock under the Planar Systems, Inc. 1996 Stock Incentive Plan (the “1996 Plan”);

10.	Registration Statement No. 333-101145, registering 200,000 shares of Common Stock under the Nonqualified Stock Option Agreement between Planar Systems, Inc. and BalaKrishnan Krishnamurthy dated September 27, 1999 and 20,000 shares of Common Stock under the Planar Systems, Inc. Nonqualified Stock Option Agreement dated May 13, 1999;

11.	Registration Statement No. 333-86886, registering 620,782 shares of Common Stock under the DOME imaging systems, inc. 1991 Stock Plan and the DOME imaging systems, inc. 2001 Stock Plan;

12.	Registration Statement No. 333-37502, registering 425,000 shares of Common Stock under the Planar Systems, Inc. 1999 Nonqualified Stock Option Plan;

13.	Registration Statement No. 333-45191, registering 1,200,000 shares of Common Stock under the 1996 Plan;

14.	Registration Statement No. 33-90258, registering 300,000 shares of Common Stock under the 1994 ESPP; and

15.	Registration Statement No. 33-82696, registering 800,000 shares of Common Stock under the Planar Systems, Inc. 1993 Stock Incentive Plan.

On November 27, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of August 12, 2015 by and among Planar, Leyard American Corporation (“Leyard”), Leopard Acquisition Corporation, a wholly owned subsidiary of Leyard (“Merger Sub”) and Leyard Optoelectronic Co., Ltd., Merger Sub merged with and into Planar, with Planar surviving as a wholly owned subsidiary of Leyard (the “Merger”).

In accordance with an undertaking made by Planar in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings subject to the Registration Statements, Planar removes from registration any and all securities of Planar that had been registered for issuance under the Registration Statements that remain unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on December 4, 2015.

By:	Planar Systems, Inc.

By:	/s/ Ryan Gray
Ryan Gray
Vice President, Finance
Chief Financial Officer